Exhibit 99.1
Diversified Energy Provides Board of Directors Update
Diversified Energy Company (NYSE: DEC, LSE: DEC) (the “Company” or “Diversified”) today announces that David Johnson is retiring from the Board of Directors and stepping down as Chairman of the Board, effective August 5, 2026, following over nine years of service, having joined the Board in February 2017. Mr. Johnson is retiring in order to pursue personal interests and leaves with the Company’s best wishes.
Commenting on the retirement of Mr. Johnson, Rusty Hutson, Jr., said:
“On behalf of everyone at Diversified Energy, I extend my sincere appreciation to David for his extraordinary leadership and steady presence throughout his tenure as a member of the Board, as well as the valuable expertise and guidance he has provided to our organization. His leadership and commitment to strong governance have helped position us for long-term success.”
Mr. Johnson states:
“Serving on the Board of Diversified Energy, including as Chairman for several years, has been a huge privilege and honor. Diversified is a company with extraordinary employees and Board members who will remain good friends. The company has seen strong growth since its IPO in 2017 and has always maintained a strong culture of working hard and getting things done. I’m proud to leave the company in great shape and know that Rusty will lead it to even further success in the years to come. I wish Rusty and the whole Diversified team the very best for the future.”
In light of his extensive knowledge of Diversified’s operations, industry and strategic objectives, the Board has appointed Rusty Hutson, Jr., Diversified’s Founder, Chief Executive Officer and Board member, to serve as the Chairman of the Board, effective August 5, 2026.
The Board is also making the following additional updates:
•David Turner, Jr. will become the Lead Independent Director, acting as a liaison on behalf of the independent directors and supporting independent Board oversight; and
•Martin Thomas will become a member of the Compensation Committee.
Diversified remains committed to maintaining a high-quality group of Board members who can bring complementary expertise to support the Company’s long-term goals.
For further information, please contact:

Diversified Energy Company
Doug Kris	•	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications		973 856 2757

FTI Consulting		dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company

Exhibit 99.1
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire existing, long-life assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.